                                                FILED PURSUANT TO RULE 424(B)(5)
                                                      REGISTRATION NO. 333-28015

PROSPECTUS SUPPLEMENT
December 2, 1997
(To Prospectus dated September 29, 1997)

                                3,081,177 SHARES
                        RECKSON ASSOCIATES REALTY CORP.

                                  COMMON STOCK

    All of the 3,081,177 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Reckson Associates Realty Corp. (the "Company"). The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "RA." On December 2, 1997, the last reported sale price of the Common Stock on the NYSE was $26 11/16 per share.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGES 4 TO 12 IN THE ACCOMPANYING PROSPECTUS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
       ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                          PRICE          UNDERWRITING         PROCEEDS
                                         TO THE          DISCOUNTS AND         TO THE
                                         PUBLIC         COMMISSIONS (1)      COMPANY (2)
Per Share.........................       $26.00              $0.13             $25.87
Total.............................     $80,110,602         $400,553          $79,710,049

(1) SEE "UNDERWRITING" FOR INDEMNIFICATION ARRANGEMENTS WITH THE UNDERWRITER.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT APPROXIMATELY $150,000.

    The shares of Common Stock offered hereby are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by it and subject to approval of certain legal matters by Rogers & Wells, counsel for the Underwriter. The Underwriter reserves the right to reject orders in whole or in

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION
part. It is expected that delivery of the shares of Common Stock offered hereby will be made against payment therefor in New York, New York on or about December 5, 1997.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                          FORWARD-LOOKING INFORMATION

    This Prospectus Supplement and the accompanying Prospectus, as well as the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts ("REITs"), availability of capital, interest rates, competition, supply and demand for office and industrial properties in the Company's current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties, together with those stated under the caption "Risk Factors" in the accompanying Prospectus, should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                              RECENT DEVELOPMENTS

    The Company has announced publicly that it is considering a spin-off to its stockholders of its common stock in Reckson Strategic Inc., a subsidiary of Reckson Operating Partnership, L.P. There can be no assurance as to if, when, or the terms upon which, such spin-off will occur.

                                  THE OFFERING

Common Stock offered by the Company..........  3,081,177 shares

Common Stock to be outstanding after the
  Offering...................................  44,800,116 shares(1)

Use of Proceeds..............................  To finance pending acquisitions and repay indebtedness under the Company's credit
                                               facility.

NYSE Symbol..................................  RA

------------------------

(1) As of December 2, 1997. Includes 7,220,184 shares of Common Stock issuable upon the exchange of limited partnership interests in the Company's subsidiary, Reckson Operating Partnership, L.P. ("Units"), and excludes 2,406,733 shares of Common Stock issuable upon the exercise of outstanding options under the Company's stock option plans.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are expected to be approximately $79.6 million. The Company intends to use such net proceeds to finance pending acquisitions and for the repayment of borrowings under its credit facility with The Chase Manhattan Bank and Union Bank of Switzerland (the "Credit Facility") which were incurred to finance acquisitions. As of December 2, 1997, borrowings under the Credit Facility aggregated approximately $136.5 million, had a weighted average interest rate of 7.12% and were scheduled to mature on April 30, 2000.

    Pending such uses, the net proceeds may be invested in short-term income-producing investments such as investment grade commercial paper, government and government agency securities, money market funds that invest in government securities, certificates of deposit, interest-bearing bank accounts and mortgage loan participations.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the terms agreement and related underwriting agreement, dated December 2, 1997 (the "Underwriting Agreement"), the company has agreed to sell to Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 3,081,177 shares of Common Stock.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the shares of Common Stock is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the shares of Common Stock offered hereby if any such shares of Common Stock are taken. The Company has agreed to reimburse the Underwriter for the fees of its counsel in this Offering.

    The Underwriter has advised the Company that the Underwriter proposes to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0.07 per share of

Common Stock. The Underwriter may allow, and such dealers may re-allow, a concession of not in excess of $0.01 per share of Common Stock on sales to certain other dealers.

    In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Common Stock. Specifically, the Underwriter may overallot the Offering, creating a short position. In addition, the Underwriter may bid for, and purchase, shares of Common Stock in the open market to cover short positions or to stabilize the price of the shares of Common Stock. Finally, the Underwriter may reclaim selling concessions allowed for distributing the shares of Common Stock in the Offering if it repurchases previously distributed shares of Common Stock in covering transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

    The Underwriting Agreement contains covenants of indemnity between the Underwriter and the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Company and the Operating Partnership have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, transfer, hypothecate, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock or any security convertible into or exchangeable into or exercisable for Common Stock for a period of 30 days after the date of this Prospectus Supplement, without the prior written consent of the Underwriter.

    The Underwriter and its affiliates, from time to time, engage in transactions with, and have performed and will perform investment banking, financial advisory and other services for, the Company in the ordinary course of business for which ordinary fees and expenses have been and will be paid.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby and certain legal matters described under "Federal Income Tax Considerations" in the accompanying Prospectus will be passed upon for the Company by Brown & Wood LLP, New York, New York. In addition, certain legal matters will be passed upon for the Underwriter by Rogers & Wells, New York, New York. Brown & Wood LLP and Rogers & Wells will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

PROSPECTUS

                                  $500,000,000

                        RECKSON ASSOCIATES REALTY CORP.

                           COMMON STOCK AND WARRANTS
                               ------------------

    Reckson Associates Realty Corp. (the "Company") may offer and issue from time to time (i) shares of its common stock, $.01 par value per share (the "Common Stock") and (ii) warrants to purchase Common Stock (the "Warrants"), with an aggregate initial public offering price of up to $500,000,000 on terms to be determined at the time of offering. The Common Stock and Warrants (collectively, the "Securities") may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price and (ii) in the case of Warrants, the Securities as to which such Warrants may be exercised, the duration, offering price, exercise price and detachability features. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. See "Restrictions on Ownership of Capital Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

    The Securities may be offered directly or through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities. See "Plan of Distribution."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 29, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the office of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

        1.  Annual Report on Form 10-K for the year ended December 31, 1996.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

        3. Current Reports on Form 8-K (including Form 8-K/A) and dated March 8, 1996, October 1, 1996, October 22, 1996, November 25, 1996, February 18,
    1997, May 15, 1997, June 12, 1997, August 7, 1997 and September 9, 1997,
    respectively.

        4.  The description of the Company's Common Stock which is contained in
    Item 1 of the Company's registration statement on Form 8-A, as amended, filed May 9, 1995 pursuant to Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Jason M. Barnett, Senior Vice President and General Counsel (516) 694-6900.

                                  THE COMPANY

    Reckson Associates Realty Corp. (including, as the context requires, its subsidiaries, the "Company") was incorporated in September 1994 and commenced operations effective with the completion of its initial public offering (the "IPO") on June 2, 1995. The Company, together with Reckson Operating Partnership, L.P. (the "Operating Partnership"), was formed for the purpose of continuing the commercial real estate business of Reckson Associates, its affiliated partnerships and other entities ("Reckson"). For more than 35 years, Reckson has been engaged in the business of owning, developing, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York metropolitan area. Based on industry surveys, management believes that the Company is one of the largest owners and managers of Class A suburban office and industrial properties in the New York City metropolitan Tri-State area of New York, New Jersey and Connecticut (the "Tri-State area"). The Company's growth strategy is currently focused on suburban markets within a 50 mile radius surrounding New York City. The Company operates as a fully-integrated, self administered and self-managed REIT. As of September 29, 1997, the Company owned 136 properties (including three joint ventures) (the "Properties") encompassing approximately 11.6 million rentable square feet, all of which are managed by the Company. The Properties consist of 44 Class A suburban office properties (the "Office Properties") encompassing approximately
6.1 million rentable square feet, 90 industrial properties (the "Industrial Properties") encompassing approximately 5.5 million rentable square feet and two 10,000 square foot retail properties. In addition, as of September 29, 1997, the Company owned or had contracted to acquire approximately 698 acres of land (including 400 acres under option) that may present future development opportunities and had invested approximately $52.6 million in certain mortgage indebtedness encumbering five Class A office properties on Long Island encompassing an aggregate of approximately 928,000 square feet and a 400-acre parcel of land. In addition, the Company has invested $17 million in a note receivable secured by the interest of Odyssey Partners, L.P. in Omni Partners, L.P.

    The Office Properties are Class A suburban office buildings and are well-located, well-maintained and professionally managed. In addition, these properties are modern with high finishes or have been modernized to successfully compete with newer buildings and achieve among the highest rent, occupancy and tenant retention rates within their markets. The majority of the Office Properties are located in six planned office parks and are tenanted primarily by national service firms such as "big six" accounting firms, securities brokerage houses, insurance companies and health care providers. The Industrial Properties are utilized for distribution, warehousing, research and development and light manufacturing/assembly activities and are located primarily in three planned industrial parks.

    The Company's executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and its telephone number at that location is (516) 694-6900. At September 29, 1997, the Company had approximately 200 employees.

                                  RISK FACTORS

    This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. An investment in the Securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing the Securities offered hereby (the "Offering").

DEPENDENCE ON TRI-STATE AREA MARKET CONDITIONS DUE TO LIMITED GEOGRAPHIC DIVERSIFICATION

    Currently, all of the Properties are located in the Tri-State area. Consequently, the Company is dependent upon the continued demand for office, industrial and other commercial space in the Tri-State area. Like other real estate markets, the commercial real estate markets have experienced periodic economic fluctuations and a future decline in the Tri-State area economy or in the market for commercial real estate could affect the Company's cash available for distribution and its ability to make distributions to shareholders.

CONFLICTS OF INTEREST IN THE BUSINESS OF THE COMPANY

    TAX CONSEQUENCES UPON SALE OR REFINANCING. Holders of units of limited partnership of the Operating Partnership ("Units") or co-owners of properties not owned entirely by the Company may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of the Properties owned by the Operating Partnership and therefore such holders or co-owners and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance each Property owned solely by the Operating Partnership, those Directors and officers of the Company who hold Units may seek to influence the Company not to sell or refinance the Properties, even though such a sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt.

    POLICIES WITH RESPECT TO CONFLICTS OF INTEREST. The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include a requirement that all transactions in which officers or Directors have a conflicting interest must be approved by a majority of the Directors of the Company who are neither officers of the Company nor affiliated with Reckson (the "Independent Directors"). However, there can be no assurance that these policies will be successful in minimizing or eliminating such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

RISKS OF ADVERSE EFFECT ON COMPANY FROM DEBT SERVICING AND REFINANCING,
  INCREASES IN INTEREST RATES, FINANCIAL COVENANTS AND ABSENCE OF LIMITATION OF DEBT

    DEBT FINANCING. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. There can be no assurance that the Company will be able to refinance any indebtedness the Company may incur or to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

    EXISTING DEBT MATURITIES; FORECLOSURES. The Company anticipates that only a portion of the principal of the Company's mortgage indebtedness currently outstanding will be repaid prior to maturity. However, the Company may not have on hand funds sufficient to repay such indebtedness at maturity; it may therefore be necessary for the company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders. Further, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property or properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. In addition, even with respect to non-recourse indebtedness, the lender may have the rights to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities.

    RISK OF RISING INTEREST RATES. Outstanding advances under the Credit Facility (defined below) and the Credit Facility (defined below) bear interest at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.

    CREDIT FACILITY REQUIREMENTS. The Company has obtained a three-year unsecured credit facility from The Chase Manhattan Bank and Union Bank of Switzerland, as co-arrangers. The Credit Facility provides for a maximum borrowing amount of up to $250 million. The Company's ability to borrow under the Credit Facility is subject to the satisfaction of certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. In addition, borrowings under the Credit Facility bear interest at a floating rate equal to one, two, three or six month LIBOR (at the Company's election) plus a spread ranging from 1.125% to 1.5%, based on the Company's leverage ratio.

    NO LIMITATION ON DEBT. The Company currently has a policy of incurring debt only if upon such incurrence the Company's Debt Ratio would be 50% or less. For these purposes, Debt Ratio is defined as the total debt of the Company as a percentage of the market value of outstanding shares of Common Stock on a fully diluted basis plus total debt. Certain of the Company's indebtedness contains limitations on the ability of the Operating Partnership to incur additional indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

LIMITS ON OWNERSHIP AND CHANGES IN CONTROL MAY DETER CHANGES IN MANAGEMENT AND
  THIRD PARTY ACQUISITION PROPOSALS

    OWNERSHIP LIMIT. In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities) during the last half of a taxable year (other than the first year). In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Charter of the Company limits ownership of the issued and outstanding Common Stock by any single stockholder to 9.0% of the lesser of the number or value of the outstanding shares of Common Stock from time to time. See "Restrictions on Ownership of Capital Stock." Such provision may have the effect of delaying, deferring or preventing a change of control of the Company or other transaction by a third party without the consent of the Board of Directors even if a change of control were in the best interests of stockholders.

    STAGGERED BOARD. The Board of Directors of the Company is divided into three classes of directors. The terms of the Class I, Class II and Class III directors will expire in 1999, 2000 and 1998, respectively. Directors for each class are chosen for a three-year term upon the expiration of the applicable prior term.

    REQUIRED CONSENT OF HOLDERS OF UNITS FOR CERTAIN TRANSACTIONS. For the five-year period following completion of the IPO (i.e. through June 2, 2000), the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units. This voting requirement could delay, defer or prevent a change in control of the Company.

    FUTURE ISSUANCES OF COMMON STOCK. The Charter authorizes the Board of Directors to issue additional shares of Common Stock without shareholder approval. The Company may issue shares of common stock from time to time in exchange for limited partnership units pursuant to the Operating Partnership agreement. Any such issuance could have the effect of diluting existing shareholders' interests in the Company.

    PREFERRED STOCK. The Charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock, $.01 par value per share (the "Preferred Stock" and, together with the Common Stock, the "Stock"), to reclassify unissued shares of Stock, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any Preferred Stock issued. Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.

    LIMITATIONS ON ACQUISITION OF AND CHANGES IN CONTROL PURSUANT TO MARYLAND LAW. Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of delaying, deferring or preventing a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares. However, as permitted by the MGCL, the Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. In addition, the board of directors has adopted a resolution exempting the Company from the provisions of the business combination statute. There can be no assurance that such provisions will not be amended or eliminated at any time in the future.

RISKS OF ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES

    The Company intends to acquire existing office and industrial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

    The Company also intends to continue the selective development and construction of office and industrial properties in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with the Company's development and construction activities include the risks that: the Company may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above occur, the Company's ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS. Investments of the Company are subject to the risks incident to the ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash available for distributions and ability to make distributions to its stockholders will be adversely affected.

    A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rent from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, the rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

    TENANT DEFAULTS. Substantially all of the Company's income is derived from rental income from real property and, consequently, the Company's distributable cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants of its properties failed to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment.

    MARKET ILLIQUIDITY. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties at a time when it is otherwise economically advantageous to do so, thereby adversely affecting returns to stockholders.

    OPERATING RISKS. The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning ("HVAC"); elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants generally are currently obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements costs saving incentive measures at each of its Properties, if any of the above occurs, the Company's ability to make distributions to stockholders could be adversely affected.

    COMPETITION. There are numerous commercial properties that compete with the Company in attracting tenants and numerous companies that compete in selecting land for development and properties for acquisition.

    THIRD-PARTY PROPERTY MANAGEMENT AND CONSTRUCTION. The Company pursues actively (through its affiliated management company) the management of properties which are owned by third parties. Risks associated with the management of properties owned by third parties include the risk that management contracts (which are typically cancelable without notice) will be terminated by the entity controlling the property or in connection with the sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Company, resulting in decreased management fee income. The Company's third-party interior construction business (which is conducted through its affiliated construction company) is subject to similar risks.

    UNINSURED LOSS. The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the Properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the business of the Company and its financial condition and results of operations.

    INVESTMENTS IN MORTGAGE DEBT. From time to time, the Company may invest in mortgages which are secured by office or industrial properties and, in certain circumstances, may result in the acquisition of the related properties through foreclosure proceedings or negotiated settlements. In addition to the risks associated with investments in commercial properties, investments in mortgage indebtedness present additional risks, including the risk that the fee owners of such properties may default in payments of interest on a current basis and that the Company may not realize its anticipated return or sustain losses relating to such investments. In that regard, as of June 30, 1997, the Company had invested approximately $52.1 million in mortgage indebtedness encumbering five Class A office properties on Long Island.

RISKS INVOLVED IN PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES

    The Company owns through the Operating Partnership a 60% general partner interest in Omni Partners, L.P. (the "Omni Partnership"), the partnership that owns the Omni, a 575,000 square foot office building located in the Company's Nassau West Corporate Center office park. Odyssey Partners, L.P. and an affiliate of Odyssey (collectively, "Odyssey") own the remaining 40% interest. Through its partnership interest, the Company acts as managing partner and has the sole authority to conduct the business and affairs of the Omni Partnership subject to the limitations set forth in the amended and restated agreement of limited partnership of Omni Partners, L.P. (the "Omni Partnership Agreement"). These limitations include Odyssey's right to negotiate under certain circumstances a refinancing of the mortgage debt encumbering the Omni and the right to approve any sale of the Omni made on or before March 13, 2007 (the "Acquisition Date"). The Operating Partnership will continue to act as the sole managing partner of the Omni Partnership unless certain conditions specified in the Omni Partnership Agreement shall occur. Upon the occurrence of any of such conditions the Operating Partnership's general partnership interest shall be converted to a limited partnership interest (in which case an affiliate of Odyssey shall be the sole managing partner), or at the option of Odyssey, the Operating Partnership shall be a co-managing partner with an Odyssey affiliate of Odyssey. In addition, on the Acquisition Date, the Operating Partnership will have the right to purchase Odyssey's interest in the Omni Partnership at a price (the "Option Price") based on 90% of its fair market value. If the Operating Partnership fails to exercise such option, Odyssey has the right to require the Operating Partnership to purchase Odyssey's interest in the Omni Partnership on the Acquisition Date at the Option Price. The Operating Partnership has the right to extend the Acquisition Date until March 13, 2012. The Option Price shall be applied to the payment of all sums due under a loan (the "Odyssey Loan") made by the Operating Partnership in March 1997 to Odyssey in the amount of approximately $17 million. The Odyssey Loan matures on the Acquisition Date (subject to the Operating Partnership's right to extend the Acquisition Date as set forth above) and is secured by a pledge of all of Odyssey's right, title and interest in the Omni Partnership. All distributions of net cash flow which Odyssey would otherwise be entitled to shall be applied to all interest which is due under the Odyssey Loan. All distributions from a sale or refinancing of the Omni which Odyssey would otherwise be entitled to shall be applied to the interest and principal outstanding under the Odyssey Loan.

    In addition, the Company may in the future acquire either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture and, therefore, will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture. In that regard, the Company (through the Operating Partnership) owns a 60% managing member interest in a limited liability company that owns 520 White Plains Road, a 171,761 square foot office building located in Tarrytown, New York. The remaining 40% member interest is held by Tarrytown Corporate Center III, L.P., a partnership affiliated with the Halpern organization ("TCC"). Pursuant to the member agreement governing the joint venture arrangement, the Company will be required to obtain the consent of TCC prior to engaging in certain activities, including entering into or modifying a major lease (i.e., a lease for more than 25,000 rentable square feet), financing or refinancing indebtedness encumbering the property and selling or otherwise transferring the property. The Company also owns (through the Operating Partnership) a 50% co-managing member interest in a limited liability company that owns 360 Hamilton Avenue, a 365,000 square foot office building located in White Plains, New York. The remaining 50% co-managing member interest is held by an unaffiliated corporation. Pursuant to the member agreement governing this joint venture, decisions that affect the business and affairs of the joint venture generally require the approval of both co-managing members and such members are jointly responsible for the day-to-day operation of the property.

    Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturer might become bankrupt, that such partners or co-venturer might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturer may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

    Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

    All of the Office Properties and all of the Industrial Properties have been subjected to a Phase I or similar environmental site assessment after April 1, 1994 (which involved general inspections without soil sampling, ground water analysis or radon testing and, for the Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs were conducted) completed by independent environmental consultant companies (except for 35 Pinelawn Road which was originally developed by Reckson and subjected to a Phase I in April 1992). These environmental site assessments have not revealed any environmental liability that would have a material adverse effect on the Company's business.

RISKS OF FAILURE TO QUALIFY AS A REIT

    The Company has operated (and intends to operate) so as to qualify as a REIT under the Code commencing with its taxable year ended December 31, 1995. Although management of the Company believes that the Company has been organized and operates in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. See "Federal Income Tax Considerations."

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

    One of the factors that influences the market price of the shares of Common Stock in public markets is the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required distribution yield may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Securities offered hereby will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of the Company's existing properties. Further details relating to the use of the net proceeds will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Company's Charter (the "Charter") provides that the Company may issue up to 100 million shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote and cumulative voting is not permitted. Holders of the Common Stock do not have preemptive rights.

    All shares of Common Stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

    Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding Excess Stock, shares of Common Stock will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER

    Under the Maryland General Corporation Law, as amended (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Company's Charter does not provide for a lesser percentage in such situations. In addition, the Operating Partnership Agreement provides that for the five-year period following the completion of the IPO (I.E. through June 2, 2000), the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units.

    The Company's Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

    The Company's Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The Company believes that classified directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board. The use of a staggered board may delay or defer a change in control of the Company or removal of incumbent management.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors has adopted, and the stockholders prior to the IPO approved, a provision in the Charter restricting the ownership or acquisition of shares of Common Stock. See "Restrictions on Ownership of Capital Stock."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Common Stock. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

    The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price or prices of such Warrants may be payable; (5) the designation, amount and terms of the Securities purchasable upon exercise of such Warrants; (6) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such security; (7) if applicable, the date on and after which such Warrants and the Securities purchasable upon exercise of such Warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of such Warrants may be purchased; (9) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such Warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain federal income tax considerations; and (13) any other material terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK

    The Charter provides that the Company may issue up to 75 million shares of excess stock, par value $.01 per share ("Excess Stock"). For a description of Excess Stock, see "--Restrictions on Ownership" below.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, Common Stock held by certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (I.E., the beneficial owners of such entities will be counted as shareholders of the Company).

    In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, the Charter, subject to certain exceptions, provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of the Company's outstanding shares of Common Stock. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

    Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void AB INITIO with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the provisions of the Company's Charter shall be rescinded as void AB INITIO. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into such Excess Stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (E.G., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.

    In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (E.G., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

    All certificates representing shares of stock will bear a legend referring to the restrictions described above.

    Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interest of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

    The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

    Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

    In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Common Stock, with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that Common Stock. Beginning in 1998, the Company may elect to retain long-term capital gains and pay corporate-level income tax on them and treat the retained gains as if they had been distributed to stockholders. In such case, each stockholder would include in income, as long-term capital gain, its proportionate share of the undistributed gains and would be deemed to have paid its proportionate share of the tax paid by the Company with respect thereto. In addition, the basis for a stockholder's Common Stock would be increased by the amount of the undistributed long-term capital gain included in its income, less the amount of the tax it is deemed to have paid with respect thereto.

    Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Brown & Wood LLP, New York, New York. Brown & Wood LLP may rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

    The consolidated balance sheet of Reckson Associates Realty Corp. as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the period from June 3, 1995 to December 31, 1995 and the related combined statements of operations, owners' deficit and cash flows of the Reckson Group for the period from January 1, 1995 to June 2, 1995 and for the year ended December 31, 1994 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996; the combined statement of revenues and certain expenses of the Westchester Properties (as defined therein) for the year ended December 31, 1995, appearing in the Company's Form 8-K/A, dated March 27, 1996; the combined statement of revenues and certain expenses of Landmark Square Properties (as defined therein) for the year ended December 31, 1995 and combined statements of revenues and certain expenses of Certain Option Properties (as defined therein) for the years ended December 31, 1995, 1994 and 1993 appearing in the Company's Form 8-K, dated October 1, 1996; and the combined statement of revenues and certain expenses of the New Jersey Portfolio (as defined therein) for the year ended December 31, 1996, the combined statement of revenues and certain expenses for the Hauppauge Portfolio (as defined therein) for the year ended December 31, 1996 and the statement of revenues and certain expenses of the Uniondale Office Property (as defined therein), for the year ended December 31, 1996, appearing in the Company's Form 8-K, dated February 18, 1997; and the statement of revenues and certain expenses of 710 Bridgeport Avenue (as defined therein), for the year ended December 31, 1996 and the statement of revenues and certain expenses of the Shorthills Office Center (as defined therein), for the year ended December 31, 1996 appearing in the Company's Form 8-K dated June 12, 1997; and the statement of revenues and certain expenses of Garden City Plaza for the year ended December 31, 1996, appearing in the Company's Form 8-K dated September 9, 1997, have in each case been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

              PROSPECTUS SUPPLEMENT

                                          PAGE
                                        ---------
Forward-Looking Information...........        S-2
Recent Developments...................        S-2
The Offering..........................        S-3
Use of Proceeds.......................        S-3
Underwriting..........................        S-3
Legal Matters.........................        S-4

                   PROSPECTUS

Available Information.................          2
Incorporation of Certain Documents by
  Reference...........................          2
The Company...........................          4
Risk Factors..........................          4
Use of Proceeds.......................         12
Description of Common Stock...........         13
Description of Warrants...............         14
Restrictions on Ownership of Capital
  Stock...............................         15
Federal Income Tax Considerations.....         17
Plan of Distribution..................         18
Legal Matters.........................         19
Experts...............................         19

                                3,081,177 SHARES

                               RECKSON ASSOCIATES
                                  REALTY CORP.

                                  COMMON STOCK

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE

      SECURITIES CORPORATION

                                DECEMBER 2, 1997

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